Exhibit 99.1

FOR RELEASE

Daniel T. Cannon
President
410-758-1600

SHORE BANCSHARES PURCHASES STOCK AND ANNOUNCES CASH DIVIDEND

Centreville, MD - September 3, 1998 - Shore Bancshares, Inc., Centreville, Maryland, the parent holding company of The Centreville National Bank of
Maryland, announced today that the Company has agreed to repurchase 101,332 shares, or approximately 5.0%, of its outstanding common stock at a price of $27.75 per share.

Daniel T. Cannon, President of the Company, stated "Among other reasons, the Board of Directors and management believe that it is in the best interest of the Company and its stockholders to repurchase the stock in view of the Company's high level of capital, and to lessen the dilutive effect of the stock-based employee and incentive plans which were approved by the stockholders at the Company's Annual Meeting in April, 1998. The Company's purchase of its own stock increases each stockholder's percentage of ownership of the Company."

The Company owns all of the outstanding stock of The Centreville National Bank of Maryland, a national banking association organized in 1876. The Bank conducts business from its main office in Centreville, Maryland, and has 4 branch offices located in Centreville, Stevensville, Hillsboro, and Chestertown. As of June 30, 1998, Shore Bancshares, Inc. reported total assets of $178,651,000 and net income for the year to date of $1,022,000.

The Board of Directors also announces that a cash dividend has been declared in the amount of $0.12 per share, payable on September 18, 1998 to stockholders of record on September 10, 1998.



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